                                                                    EXHIBIT 99.2

January 16, 2003

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's December 2002 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 9:30 a.m. ET today) and in the earnings release. December quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett


                     SUPPLEMENTAL DECEMBER 2002 QUARTER DATA

DECEMBER 2002 QUARTER VS. DECEMBER 2001 QUARTER

-        Total operating expenses for the quarter decreased 8% to $3.7 billion.
         Operating expenses, excluding unusual items, increased 2% to $3.52 billion on a 3% increase in capacity.

- Excluding unusual items, Delta's total unit cost decreased 1.5% to 9.97 cents from 10.12 cents and fuel price neutralized unit costs decreased 3.9% to 9.73 cents from 10.12 cents.

- Salaries and related expense increased 9% due primarily to increased pension expense and medical costs, as well as growth at ASA and Comair.

- Aircraft fuel expense increased 29% due primarily to an increase in fuel prices. Delta's average fuel price per gallon, including hedge proceeds, increased 23% to 76.03 cents from 62.04 cents.

- Depreciation and amortization decreased 7% due to a change in our asset base in the current year and the effects of a new accounting pronouncement adopted in 2002 requiring no amortization to be recorded for goodwill and certain intangible assets.

- Contracted services expense decreased 6% due primarily to decreased spending across workgroups.

- Landing fees and other rents increased 8% due primarily to increased landing fee rates in the current period as well as decreased costs during the December 2001 quarter resulting from the Comair pilot strike.

- Aircraft maintenance materials and outside repairs decreased 20% due to warranty recoveries and reduced maintenance volume and materials consumption.

- Aircraft rent decreased 2% due mainly to changes in our leased aircraft fleet.

- Other selling expenses decreased 6% due primarily to lower costs associated with our mileage partnership programs.

- Passenger commissions declined by 54% primarily due to the change in our commission rate structure.

- Passenger service expense decreased 16% due primarily to meal service changes partially offset by increased passenger volume.

- Other expenses decreased 8% primarily due to reduced costs related to our frequent flyer program and other general and administrative costs, partially offset by an increase in war risk insurance.

- Interest expense increased $20 million as a result of higher levels of debt outstanding, while interest income decreased $10 million due to lower interest rates.

OTHER ITEMS
Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at December 31, 2002 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.


                                                   CURRENT FLEET
                                -----------------------------------------------------    ----------------
   AIRCRAFT TYPE                   OWNED       CAPITAL      OPERATING      TOTAL          AVERAGE AGE
   -------------                                LEASE         LEASE
                                -----------------------------------------------------    ----------------
   B-727-200                         18             -            3            21               23.5
   B-737-200                          -            42           10            52               17.8
   B-737-300                          -             -           26            26               16.1
   B-737-800                         71             -            -            71                2.2
   B-757-200                         77             3           41           121               11.3
   B-767-200                         15             -            -            15               19.6
   B-767-300                          4             -           24            28               12.9
   B-767-300ER                       51             -            8            59                6.9
   B-767-400                         21             -            -            21                1.8
   B-777-200                          8             -            -             8                2.9
   MD-11                              8             -            7            15                8.9
   MD-88                             63             -           57           120               12.5
   MD-90                             16             -            -            16                7.1
   EMB-120                           29             -            -            29               11.8
   ATR-72                             4             -           15            19                8.5
   CRJ-100/200                       73             -          122           195                3.7
   CRJ-700                           15             -            -            15                0.3
   TOTAL                            473            45          313           831                9.0
                                    ===            ==          ===           ===                ===


                                  DELIVERY IN CALENDAR
                                       YEAR ENDING
                                --------------------------
   AIRCRAFT ON FIRM ORDER           2003        2004
   ----------------------       --------------------------
   CRJ-100/200                       31            -
   CRJ-700                           20           23
   TOTAL                             51           23
                                ==========================


                                   DELIVERY IN CALENDAR
                                       YEAR ENDING
                                ---------------------------
                                                                      ROLLING
   AIRCRAFT ON OPTION               2003        2004                  OPTIONS
   ------------------           ---------------------------          --------
   B-737-800                         -            4                      231
   B-757-200                         -            3                       43
   B-767-300/300ER                   -            0                        9
   B-767-400                         -            2                        3
   B-777-200                         -            2                       14
   CRJ-100/200                       -           27                        -
   CRJ-700                           -            5                        -
   TOTAL                             -           43                      300
                                 =====           ==                      ===